EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX DECLARES QUARTERLY DIVIDEND AND EXTENDS STOCK REPURCHASE PROGRAM

SAN JOSE, CA, APRIL 22, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share.   The dividend is payable on June 2, 2004 to stockholders of record at the close of business on May 12, 2004.

“I am confident in our future growth as well as in our ability to generate cash,” said Wim Roelandts, Xilinx Chairman and CEO. “The past 20 years has established the Programmable Logic segment of the semiconductor industry as a premier wealth creator, consistently generating high levels of profitability and free cash flow.  Paying a dividend is an excellent way to return some of the value created to our stockholders.”

Additionally, the Board authorized a stock repurchase whereby up to $250 million of its common stock will be purchased in the open market. Since fiscal 1997, the Company has repurchased approximately 37 million shares for approximately $900 million. Timing of repurchases and exact number of shares of common stock to be purchased will depend upon prevailing market conditions and other factors.  The approximate number of total shares outstanding as of April 3, 2004 was 347 million.

“We believe the combination of the dividend and the repurchase programs demonstrates our commitment to long-term shareholder value,” said Roelandts.

This release contains forward looking statements that are subject to risks and uncertainties.  Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties, including the general health of global economies as well as of the semiconductor industry, Xilinx’s continued profitability and its ability to continue to generate cash at a rate necessary to continue paying cash dividends or repurchasing stock and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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